Exhibit 99.1

For more information, contact:

Investors:

Corey Kinger

corey.kinger@ww.com

Media:

Kelsey Merkel

kelsey.merkel@ww.com

William Shrank, MD, Former Chief Medical Officer at Humana, to Join WW International, Inc. Board of Directors

NEW YORK (August 3, 2023) – WW International, Inc. (NASDAQ: WW), known as WeightWatchers, announced today that William Shrank, MD, MSHS, Venture Partner of Bio and Health at Andreessen Horowitz, and former Chief Medical Officer at Humana, has been appointed to the WeightWatchers Board of Directors, effective as of August 5, 2023.

“It is a pleasure to welcome Dr. Shrank to the board,” said Thilo Semmelbauer, Chairman of the Board of WeightWatchers. “Dr. Shrank brings a wide range of healthcare experiences, including as a practicing physician and expertise in clinical outcomes for chronic conditions. He will further advance our thought leadership within the Clinical landscape for consumers, health providers, payers, and employers. WeightWatchers is evolving alongside science to cover the entire weight health spectrum and Dr. Shrank’s experience will help ensure we are doing so in an effective and sustainable way.”

“I am honored to be joining the WeightWatchers board at this transformational time. I am deeply committed to improving health outcomes for society, and I plan to bring my experience in integrated health systems, clinical operations, policy, and population health to help advance the Company’s mission of being the global leader in weight health,” said Dr. Shrank.

Dr. Shrank’s appointment follows the recent elections of Tara Comonte, board member of Strava and former CEO and current board member of TMRW Life Sciences, Inc., and Tracey Brown, EVP and President of Retail and U.S. Chief Customer Officer at Walgreens and the former CEO of the American Diabetes Association.

“With Dr. Shrank joining, alongside Tara and Tracey, our Board now has added three experienced leaders whose perspectives on healthcare will be invaluable,” continued Semmelbauer.

Dr. William Shrank is serving as Venture Partner, Bio and Health at Andreessen Horowitz. Previously, Dr. Shrank served as Chief Medical Officer for Humana, where his responsibilities included implementing Humana’s integrated care delivery strategy, with an emphasis on advancing the Company’s clinical capabilities and core objective of improving the health outcomes. He led Humana’s Care Delivery Organization, clinical operations, health equity, and the Bold Goal population health strategy. Dr. Shrank previously held the position of Chief Medical and Corporate Affairs Officer (July 2019-July 2021) during which time he oversaw government affairs.

Dr. Shrank joined Humana in April 2019, having previously been employed by the University of Pittsburgh Medical Center (UPMC) where he served as Chief Medical Officer, Insurance Services Division from 2016 to 2019. At UPMC, Dr. Shrank was responsible for clinical operations, policy and quality for approximately 3.5 million members in Medicare, Medicaid, behavioral health, Managed Long Term Social Supports and commercial lines of business. He also developed and evaluated population health programs to further advance the medical center’s mission as an integrated delivery and financing system.

Previously, Dr. Shrank served as Senior Vice President, Chief Scientific Officer, and Chief Medical Officer of Provider Innovation at CVS Health from 2013 to 2016. Prior to joining CVS Health, Dr. Shrank served as Director, Research and Rapid-Cycle Evaluation Group, for the Center for Medicare and Medicaid Innovation, part of the Centers for Medicaid and Medicare Services (CMS) from 2011 to 2013, where he led the evaluation of all payment and health system delivery reform programs and developed the rapid-cycle strategy to promote continuous quality improvement.

Dr. Shrank began his career as a practicing physician with Brigham and Women’s Hospital in Boston and as an Assistant Professor at Harvard Medical School. His research at Harvard focused on improving the quality of prescribing and the use of chronic medications. He has published more than 275 papers on these topics.

About WW International, Inc.

WeightWatchers is a human-centric technology company powered by our proven, science-based, clinically effective weight loss and weight management program. For six decades, we have inspired millions of people to adopt healthy habits for real life. We combine technology and community to help members reach and sustain their goals on our program. To learn more about the WeightWatchers approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via the Company’s website at corporate.ww.com).